Stavisky, Knittle, Isaacs & Dichek, CPA, PC

342 Madison Avenue

New York, New York 10173-0950

(212) 682-1414



The Shareholders and Board of Directors

    of Sterling Capital Corporation



We have examined the financial statements of Sterling Capital Corporation (the "Corporation") for the year ended December 31, 1996, and have issued our report thereon dated February 20, 1997. As a part of our examination, we made a study and evaluation of the Corporation's system of internal accounting control (which includes the procedures for safeguarding securities) to the extent we considered necessary to evaluate the system as required by generally accepted auditing standards.
 The purpose of our study and evaluation was to determine the nature, timing, and extent of the auditing procedures necessary for expressing an opinion on the Corporation's financial statements. Our study and evaluation was more limited than would be necessary to express an opinion on the system of internal accounting control taken as a whole.



The management of the Corporation is responsible for establishing and maintaining a system of internal accounting control. In fulfilling this responsibility, estimates and judgments by management are required to access the expected benefits and related costs of control procedures. The objectives of a system are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.



Because of inherent limitations in any system of internal accounting control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the system to future periods is subject to the risk that procedures may become inadequate because of changes in conditions or that the degree of compliance with the procedures may deteriorate.



Our study and evaluation, made for the limited purpose described in the first paragraph, would not necessarily disclose all material weaknesses in the system that may have existed as of December 31, 1996. Accordingly, we do not express an opinion on the system of internal accounting control of the Corporation taken as a whole. However, our study and evaluation disclosed no condition that we believed to be a material weakness as of December 31, 1996.



This report is intended solely for the use of management and the SEC, and should not be used for any other purpose.



Stavisky, Knittle, Isaacs & Dichek, CPA, PC

Certified Public Accountants

New York, New York

February 20, 1997